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                                                                     EXHIBIT 3.6

                            BILL BARRETT CORPORATION

                                    CORRECTED
                              AMENDED AND RESTATED
              CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND
                   RELATIVE, PARTICIPATING, OPTIONAL OR OTHER
                   SPECIAL RIGHTS AND RELATIVE QUALIFICATIONS,
                         LIMITATIONS OR RESTRICTIONS OF
                         THE SERIES B PREFERRED STOCK OF
                            BILL BARRETT CORPORATION

             ------------------------------------------------------

        Pursuant to Sections 103 and 151 of the Delaware Corporation Law

             ------------------------------------------------------

     The undersigned, Fredrick J. Barrett and Francis B. Barron, President and Secretary, respectively, of Bill Barrett Corporation, a Delaware corporation (the "Corporation"), pursuant to the provisions of Sections 103 and 151 of the Delaware General Corporation Law and the authority vested in the Board of Directors of the Corporation by Article Fourth of the Corporation's Certificate of Incorporation, do hereby certify that this Amended And Restated Certificate Of Designations was approved by the Board of Directors of the Corporation at a meeting of the Board of Directors duly held on March 4, 2004 so that the series of preferred stock of the Corporation created out of the authorized but unissued shares of the preferred stock of the Corporation designated the Series B Preferred Stock (the "SERIES B PREFERRED STOCK") is amended and restated to consist of 52,185,000 shares, par value $.001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

1. CERTAIN DEFINITIONS.

     Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated:

     "ACCRETED VALUE" means, with respect to each share of Series B Preferred Stock and as to any shares of Series B Preferred Stock, the Purchase Price plus all accrued but unpaid dividends and declared but unpaid dividends, if any, on such share. The amount of dividends "accrued" on any share of Series B Preferred Stock at any date shall be deemed to be the amount of unpaid dividends accumulated thereon to and including the last preceding Dividend Accrual Date, compounded on each Dividend Accrual Date, plus an amount equal to the product of
(x) the Accreted Value as of the last preceding Dividend Accrual Date and (y) the annual dividend rate as determined pursuant to Section 3(a) for the period after such last preceding Dividend Accrual Date to and including the date as of which the calculation is made, based on a 365-day year.


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     "APPROVED PLAN" means the 2002 Stock Option Plan of the Corporation, as in effect on March 28, 2002, and any other written stock option, stock purchase, stock incentive, or stock appreciation plan or arrangement, or amendment thereto, that is approved by a majority of the Board of Directors of the Corporation, with a majority of the Investor Nominees concurring.

     "CHANGE OF CONTROL" means (i) a consolidation or merger involving the Corporation, (ii) the sale, lease, or transfer of all or substantially all of the assets of the Corporation, or (iii) any other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for or converted into cash, securities of another corporation or business organization (including the surviving entity of a merger), or other property, unless, in the case of clauses (i) or (iii), the holders of a majority of the outstanding shares of Series B Preferred Stock have consented that such transaction shall not constitute a Change of Control.

     "COMMON STOCK" means shares of the common stock, par value $.001 per share, of the Corporation, now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Corporation which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

     "CONVERSION DATE" shall have the meaning set forth in subparagraph 5(c).

     "CONVERSION PRICE" shall initially mean the Purchase Price and shall be adjusted from time to time pursuant to subparagraph 5(e).

     "CONVERSION RATIO" shall mean the ratio of the Purchase Price to the Conversion Price, it being acknowledged that such Conversion Ratio calculation excludes proceeds attributable to the Accreted Value of Series B Preferred Stock payable upon actual conversion pursuant to subparagraph 5(b)(i).

     "CONVERTIBLE SECURITIES" has the meaning set forth in subparagraph 5(e)(ii)(1).

     "CURRENT MARKET PRICE" at any date shall mean, in the event the Common Stock is traded in the over the counter market or on a national or regional securities exchange, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending three trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Board of Directors of the Corporation for that purpose. If the Common Stock is not publicly traded or is


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not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by a majority of the Board of Directors, including a majority of the Investor Nominees, and if such directors are unable to reach a decision on the Current Market Price, the Current Market Price shall be determined by a nationally recognized investment banking firm, accounting firm or valuation firm mutually acceptable to the Corporation and the holders of a majority of the then outstanding shares of Series B Preferred Stock.

     "DIVIDEND ACCRUAL DATE" shall have the meaning set forth in subparagraph 3(a).

     "EQUITY SECURITY" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation or stock appreciation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe for or purchase any stock or similar security, or any such warrant or right.

     "INVESTOR NOMINEES" means the nominees to the Board of Directors of the Corporation who are designated as Investor Nominees pursuant to the terms of the Stockholders' Agreement.

     "LIQUIDATION EVENT" means the occurrence of a liquidation, dissolution, or winding up of the Corporation, or a Change of Control.

     "OPTIONS" has the meaning set forth in subparagraph 5(e)(ii)(1).

     "PURCHASE PRICE" means the amount of $5.00 per share of Series B Preferred Stock, as adjusted for any stock splits, stock dividends of Series B Preferred Stock, recapitalizations, combinations or similar transactions with respect to the Series B Preferred Stock.

     "QUALIFIED PUBLIC OFFERING" means any firm commitment underwritten offering by the Corporation of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, then in effect, or any comparable statement under any similar federal statute then in force, in which (i) the aggregate cash proceeds to be received by the Corporation from such offering (without deducting underwriting discounts, expenses, and commissions) are at least $50,000,000, (ii) each share of Series B Preferred converts pursuant to paragraph 5 into shares of Common Stock that have an aggregate value, based on the price to the public in such offering, of at least $7.50 and (iii) pursuant to which the Common Stock is listed for trading on the New York Stock Exchange or is quoted on the NASDAQ National Market System.

     "REINCORPORATION MERGER" means the merger of Bill Barrett Corporation, a Maryland corporation ("BBC Maryland"), into the Corporation effective May 14, 2002 for the purpose of changing the Corporation's jurisdiction of incorporation from Maryland to Delaware.

     "SERIES A PREFERENCE AMOUNT" shall have the meaning set forth in subparagraph 4(b).

     "SERIES A PREFERRED STOCK" means shares of Series A Preferred stock, par value $.001 per share, of the Corporation.


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     "SERIES B PREFERENCE AMOUNT" shall have the meaning set forth in subparagraph 4(a).

     "SERIES B PREFERRED STOCK" shall have the meaning set forth in the second paragraph hereto.

     "STOCKHOLDERS' AGREEMENT" means the Stockholders' Agreement, dated as of March 28, 2002, among the Corporation and certain of its stockholders and which the Corporation and certain of its stockholders will become party thereto by virtue of the Reincorporation Merger.

2. RANKING.

     The Series B Preferred Stock shall rank senior in right of preference to all shares of Common Stock, Series A Preferred Stock and all other capital stock of the Corporation, whether now or hereafter authorized or issued (other than Equity Securities approved pursuant to subparagraph 6(b)(iii)), with respect to dividends, distributions, liquidation, dissolution or winding up, conversion, redemption, voting or otherwise.

3. DIVIDENDS.

     (a) The holders of the Series B Preferred Stock shall be entitled to receive with respect to each share of Series B Preferred Stock, out of any funds or assets legally available for that purpose, cash dividends at the annual rate of 7% of the Accreted Value per share until March 28, 2009, and thereafter at an annual rate of 14% of the Accreted Value per share, in each case, based on a 365-day year, on March 31, June 30, September 30, and December 31 of each year (each a "DIVIDEND ACCRUAL DATE"), prior and in preference to any declaration or payment of any dividend (payable other than solely in Common Stock or other securities and rights convertible into or entitling the holder of such rights to receive solely shares of Common Stock) on the Common Stock, Series A Preferred Stock or other Equity Securities ranking junior to the Series B Preferred Stock with respect to dividends or distributions. Such dividends shall be payable when, as and if declared by the Board of Directors of the Corporation. Such dividends shall be cumulative from the date of issuance of each such share of Series B Preferred Stock and shall accrue and compound on a quarterly basis in arrears, on each Dividend Accrual Date, commencing on such issuance date; provided, however, that any shares of Series B Preferred Stock issued in connection with the Reincorporation Merger shall be deemed to cumulate and accrue dividends commencing as of March 28, 2002 rather than such later issuance date. Such dividends shall accrue whether or not earned or declared by the Board of Directors of the Corporation, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Each such dividend shall accrue and be payable to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Corporation on the most recent March 15, June 15, September 15 or December 15, as applicable, immediately preceding the applicable Dividend Accrual Date, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend accruing on such Dividend Accrual Date.

     (b) Unless the full amount of any accrued but unpaid or declared but unpaid dividends on the Series B Preferred Stock shall have been (1) paid in full or
(2) declared in full and a cash sum sufficient for the payment of such dividends reserved and irrevocably set apart,


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(i) no dividend or distribution (other than a dividend payable solely in Common
Stock or other securities and rights convertible into or entitling the holder of such rights to receive solely shares of Common Stock of the Corporation) shall be declared or paid on any Common Stock, Series A Preferred Stock or other Equity Securities ranking junior to the Series B Preferred Stock with respect to dividends or distributions and (ii) no shares of Common Stock, Series A Preferred Stock or other Equity Securities ranking junior to the Series B Preferred Stock with respect to dividends or distributions shall be purchased, redeemed, or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition of any such shares of Common Stock, Series A Preferred Stock or other Equity Securities; provided that this restriction shall not apply to (A) the repurchase of capital stock pursuant to the Stockholders' Agreement or (B) the repurchase of shares of Common Stock from directors, employees, or consultants of the Corporation or a subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at the original purchase price of such shares upon the occurrence of certain events, such as the termination of service to the Corporation or a subsidiary.

     (c) If, after dividends on the full preferential amounts specified in this paragraph 3 for the Series B Preferred Stock have been paid or declared and set apart as specified in subparagraph 3(b), the Board of Directors of the Corporation shall declare additional dividends out of funds legally available for payment of dividends, then the aggregate amount of such additional dividends shall be distributed to the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Common Stock which would be issuable upon conversion of all shares of Series A Preferred Stock held by such holder if the Series A Preferred Stock were then convertible at the "Conversion Ratio" (as defined in the terms of the Series A Preferred Stock) then in effect and each holder of shares of Series B Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Common Stock which would be issuable upon conversion of all shares of Series B Preferred Stock held by such holder if the Series B Preferred Stock were then convertible at the Conversion Ratio then in effect.

4. DISTRIBUTIONS UPON A LIQUIDATION EVENT.

     (a) Series B Preference Amount. Upon the occurrence of a Liquidation Event, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or funds of the Corporation to the holders of the Common Stock, Series A Preferred Stock or other Equity Securities ranking junior to the Series B Preferred Stock with respect to such Liquidation Event, an amount (the "SERIES B PREFERENCE AMOUNT") for each share of Series B Preferred Stock then held by them equal to the Accreted Value as of the date of such Liquidation Event. All payments or distributions to the holders of Series B Preferred Stock in satisfaction of such Series B Preference Amount shall be (i) cash or (ii) freely tradable common stock (with no restrictions on disposition imposed by applicable law or contract) listed on the New York Stock Exchange or admitted to trading and quoted in the Nasdaq National Market System, of a corporation with a market value of its outstanding common stock owned by non-affiliates in excess of $50,000,000; provided, that the proportion of such common stock to cash paid or distributed to the holders of


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the Series B Preferred Stock in satisfaction of the Series B Preference Amount shall not be greater than the proportion of all such common stock to the aggregate cash of the Corporation payable or distributable upon such Liquidation Event. If, upon any such Liquidation Event, the assets and funds of the Corporation legally available for distribution among the holders of all outstanding shares of the Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the Series B Preference Amount to which they are entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the aggregate Series B Preference Amounts of the shares of Series B Preferred Stock held by them.

     (b) Series A Preference Amount. Upon the occurrence of a Liquidation Event, if the assets and funds of the Corporation legally available for distribution to the Corporation's stockholders exceed the aggregate Series B Preference Amount payable to the holders of Series B Preferred Stock pursuant to subparagraph 4(a), then, after the payments required by subparagraph 4(a) shall have been made or irrevocably set apart for payment, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or other Equity Securities ranking junior to the Series A Preferred Stock with respect to such Liquidation Event, out of the remaining assets and funds of the Corporation available for distribution to the Corporation's stockholders, an amount for each share of Series A Preferred Stock then held by them of up to $4.17 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transactions with respect to such shares) (the "SERIES A PREFERENCE AMOUNT"). If, upon the occurrence of such Liquidation Event, the assets and funds remaining after the payment of the aggregate Series A Preference Amount legally available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the aggregate Series A Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock based upon the aggregate Series A Preference Amount of the shares of Series A Preferred Stock held by each such holder.

     (c) Participation. If the assets and funds of the Corporation legally available for distribution to the Corporation's stockholders exceed the aggregate Series B Preference Amount and Series A Preference Amount payable to the holders of Series B Preferred Stock and Series A Preferred Stock, respectively, pursuant to subparagraphs 4(a) and 4(b), then, after the payments required by subparagraphs 4(a) and 4(b) shall have been made or irrevocably set apart for payment, the remaining assets and funds of the Corporation available for distribution to the Corporation's stockholders shall be distributed ratably among the holders of the Series B Preferred Stock, Series A Preferred Stock and Common Stock (excluding restricted shares of Common Stock that are not vested and that are forfeited in accordance with the Stockholders' Agreement) in proportion to the number of shares of Common Stock then held by them, where each holder of shares of Series A Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Common Stock which would be

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issuable upon conversion of all shares of Series A Preferred Stock held by such holder if the Series A Preferred Stock were then convertible at the "Conversion Ratio" (as defined in the terms of the Series A Preferred Stock) then in effect and each holder of shares of Series B Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Common Stock which would be issuable upon conversion of all shares of Series B Preferred Stock held by such holder if the Series B Preferred Stock were then convertible at the Conversion Ratio then in effect; provided, however, that in calculating the consideration to be paid to each stockholder pursuant to this subparagraph 4(c),
(i) the remaining assets and funds available for distribution pursuant to this subparagraph 4(c) shall be deemed to be increased by the aggregate proceeds that would be received in connection with the exercise (without regard to any net exercise, cashless election or similar provisions) of all then outstanding Options granted pursuant to any Approved Plan that are then vested and that would become vested by virtue of such Liquidation Event and (ii) the number of shares of Common Stock of the Corporation that are then outstanding shall be deemed to be increased by the number of shares of Common Stock issuable upon exercise of all such Options.

     (d) Liquidation Notice. The Corporation shall give written notice of any Liquidation Event (or any transaction which might reasonably be deemed to give rise to a Liquidation Event) to each holder of Series B Preferred Stock not less than 20 days prior to the date stated in such notice for the distribution and payment of the amounts provided in this Paragraph 4.

5. CONVERSION RIGHTS

     (a) Qualified Public Offering Conversion. Upon and immediately prior to the consummation of a Qualified Public Offering, all outstanding shares of Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock in accordance with subparagraph 5(b), without any further act of the Corporation or any holders of Series B Preferred Stock.

     (b) Calculation of Shares of Common Stock Issuable Upon Conversion. For purposes of subparagraph 5(a) above, each share of Series B Preferred Stock shall convert into:

          (i) at the Corporation's option, either (x) a number of shares of Common Stock equal to the Accreted Value of such share of Series B Preferred Stock as of the consummation of the Qualified Public Offering, divided by the price per share of Common Stock paid by the public in the Qualified Public Offering (after deducting all compensation paid to underwriters including discounts and commissions) or (y) cash in the amount of the Accreted Value of such share as of the consummation of the Qualified Public Offering, plus

          (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock would be convertible if such share were convertible at the consummation of the Qualified Public Offering at the Conversion Ratio at that time in effect.

     (c) Mechanics of Conversion. On the Conversion Date, the outstanding shares of the Series B Preferred Stock shall be converted into the property referred to in Section 5(b) automatically without any action by the Corporation or the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Series B Preferred Stock; provided that the Corporation shall not be obligated to issue to any holder certificates representing the shares of Common Stock issuable upon such


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conversion unless certificates representing the shares of Series B Preferred
Stock are delivered to the Corporation or any transfer agent of the Corporation for the Series B Preferred Stock. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Series B Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series B Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory's authority with respect thereto as deemed appropriate by the Corporation or its transfer agent for the Series B Preferred Stock and such certificate shall be in proper form for transfer and endorsed directly or through stock powers to the person in whose name the Common Stock is to be issued or to the Corporation or in blank. Conversion shall be deemed to have been effected on the consummation of the Qualified Public Offering (the "CONVERSION DATE"). Subject to the provisions of subparagraph 5(e)(vi), as promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of the Series B Preferred Stock to the Corporation or any transfer agent of the Corporation for the Series B Preferred Stock in the case of any such conversion), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion, rounded to the nearest whole share of Common Stock. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such shares of Common Stock on the Conversion Date.

     (d) Fractional Shares. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph 5(d), be deliverable upon any conversion of shares of Series B Preferred Stock, the Corporation, in lieu of delivering such fractional share of Common Stock, shall pay an amount in cash to the holder of such fractional interest equal to the price per share to the public in the Qualified Public Offering multiplied by such fractional interest as of the Conversion Date. All shares of Common Stock issuable to a holder shall be aggregated for purposes of determining whether a fractional interest shall result from any conversion.

     (e) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) Common Stock Issued at less than Conversion Price. If and whenever, on or after the date of this Certificate of Designations, the Corporation issues or sells, or is deemed to have issued or sold, any shares of its Common Stock (other than Excluded Stock) for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such time by a fraction:

               (1) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale (assuming the exercise of all Options (as defined below) that are then vested or that would become vested if a Liquidation Event were to occur at such time and the conversion of all Convertible Securities (as defined below) that are then convertible), but excluding restricted shares of Common Stock that are not vested


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          and that would be forfeited if a Liquidation Event were to occur at such time pursuant to the Stockholders' Agreement, plus (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued or sold would purchase at such Conversion Price; and

               (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale (assuming the exercise of all Options that are then vested or that would become vested if a Liquidation Event were to occur at such time and the conversion of all Convertible Securities that are then convertible), but excluding restricted shares of Common Stock that are not vested and that would be vested if a Liquidation Event were to occur at such time pursuant to the Stockholders' Agreement.

     For purposes of this subparagraph 5(e), "EXCLUDED STOCK" means shares of Common Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions) (i) issued upon conversion of up to 6,139,089 shares of Series A Preferred Stock outstanding as of the date of this Certificate of Designations or issued in connection with the Reincorporation Merger, (ii) issued upon conversion of shares of Series B Preferred Stock, (iii) up to 7,850,000 shares of Common Stock issued pursuant to one or more Approved Plans, (iv) issued upon conversion of up to 455,635 shares of Series A Preferred Stock issued upon conversion of that certain Convertible Promissory Note, dated as of March 27, 2002, by and between The Corporation and Hennie L.J.M. Gieskes, (v) up to 305,276 shares of Common Stock or Series A Preferred Stock (including Common Stock issued upon conversion of such Series A Preferred Stock) issued on or prior to July 31, 2002 at a price per share of at least $4.17 in connection with the transactions contemplated by that certain letter of intent dated as of March 11, 2002 by and between the Corporation and the lessor of certain oil and gas properties and related letters of intent, (vi) up to 8,386,648 shares of Common Stock issued in exchange for common stock of BBC Maryland on a one-for-one basis in connection with the Reincorporation Merger, and (vii) issued pursuant to stock splits, stock dividends, recapitalizations, reorganizations, mergers or consolidations contemplated by subparagraphs 5(e)(iii) or 5(e)(iv). For purposes of this subparagraph 5(e), outstanding shares of Series A Preferred Stock and Series B Preferred Stock will be deemed convertible at all times into shares of Common Stock, where each share of Series A Preferred Stock is deemed convertible into the greatest whole number of shares of Common Stock which would be issuable upon conversion of such share of Series A Preferred Stock if the Series A Preferred Stock were then convertible at the "Conversion Ratio" (as defined in the terms of the Series A Preferred Stock) then in effect and each share of Series B Preferred Stock is deemed convertible into the greatest whole number of shares of Common Stock which would be issuable upon conversion of such share of Series B Preferred Stock if the Series B Preferred Stock were then convertible at the Conversion Ratio then in effect.

          (ii) Options and Convertible Securities. For purposes of determining the adjusted Conversion Price under subparagraph 5(e)(i), the following shall be applicable:


               (1) If the Corporation in any manner issues or grants any options, warrants, or similar rights ("Options") to purchase or acquire Common Stock or


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          Equity Securities convertible or exchangeable, with or without consideration, into or for Common Stock ("CONVERTIBLE SECURITIES") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share on the date of such issuance or grant. For purposes of this subparagraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (2) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share on the date of such issuance or sale. For the purposes of this subparagraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this subparagraph 5(e), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (3) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had an adjustment been made upon the issuance of such Options or Convertible Securities still outstanding on the basis of such changed purchase price, additional consideration, or changed conversion rate, as the case may be, at the time initially granted, issued, or sold.

               (4) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect shall be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

               (5) If any Common Stock, Option, or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option, or Convertible Security shall be deemed to be the net amount received by the Corporation for such Common Stock, Option, or Convertible Security. In case any Common Stock, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the Current Market Price of such Common Stock, Options, or Convertible Securities as of the date of receipt. If any Common Stock, Option, or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration for such Common Stock, Option, or Convertible Security shall be deemed to be the Current Market Price of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options, or Convertible Securities, as the case may be.

               (6) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $0.001.

               (7) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

               (8) If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (b) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (iii) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, merger, consolidation or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation which, if the Series B Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such stock split, stock dividend, recapitalization, merger, consolidation or otherwise, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          (iv) Reorganization, Mergers, Consolidations, or Sales of Assets. Subject to Paragraph 4, if at any time or from time to time there shall be a capital reorganization of the Common Stock or a merger or consolidation of the Corporation with or into another corporation (other than a subdivision, combination, reclassification, exchange of shares, merger or consolidation provided for elsewhere in this subparagraph 5(e) or that constitutes a Liquidation Event), then, as a part of such reorganization, merger, or consolidation, provision shall be made so that the holders of the Series B Preferred Stock shall, after such reorganization, merger, or consolidation, be entitled to receive upon conversion of the Series B Preferred Stock shares of stock of the Corporation, or of the successor corporation resulting from such merger or consolidation, with rights, privileges and preferences identical in all respects to the rights, privileges and preferences of the Series B Preferred Stock existing at the time of such transaction.

          (v) Certain Events; No Impairment. If any event occurs of the type contemplated by the provisions of this subparagraph 5(e) but not expressly provided for by such provisions, then the Board of Directors of the Corporation shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of shares of Series B Preferred Stock. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this subparagraph 5(e) and in the taking of all actions that may be necessary or appropriate to protect the rights of the holders of the Series B Preferred Stock against impairment.

          (vi) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph 5(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
     (A) issuing to the holder of any share of the Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph 5(d); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

     (f) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 5(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of the Series B Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 5(g). The Corporation shall, upon written request at any time of any holder of any shares of Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) all adjustments and readjustments to the Conversion Price, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series B Preferred Stock if such shares were convertible at such time at the Conversion Ratio at that time in effect.

     (g) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clauses (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii) or (iv) of subparagraph 5(e), the Corporation shall give notice to each holder of shares of the Series B Preferred Stock, in the manner set forth in subparagraph 5(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

     (h) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance of delivery of shares of Common Stock upon conversion of any shares of the Series B Preferred Stock; provided that the Corporation shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series B Preferred Stock in respect of which such shares are being issued.

     (i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (j) Notice. Any notice required by the provisions of this Paragraph 5 to be given to the holders of shares of the Series B Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

     (k) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of shares of Series B Preferred Stock. Upon the surrender of any certificate representing shares of Series B Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange for such surrendered certificate representing in the aggregate the number of shares of Series B Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series B Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the shares of Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series B Preferred Stock represented by the surrendered certificate.

     (l) Replacement. Upon receipt of evidence of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series B Preferred Stock and, in the case of any such loss, theft, or destruction, an indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such certificate the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate, and dividends shall accrue on the shares of Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed, or mutilated certificate.

6. VOTING RIGHTS.

     (a) General. The holders of shares of Series B Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise expressly provided in the Certificate of Incorporation or any certificates of designation to such Certificate of Incorporation (together, the "ARTICLES") or in the corporate laws of the state in which the Corporation is incorporated. Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series B Preferred Stock held of record by such holder could then be converted at the Conversion Ratio if the Series B Preferred Stock were convertible at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The holders of shares of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation.

     (b) Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, and in addition to any other vote required by the Articles or the corporate laws of the state in which the Corporation is incorporated, the Corporation will not, without the approval of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, (i) amend, change, alter, modify or repeal (whether by merger, consolidation or otherwise) any of the preferences or relative or other rights of the Series B Preferred Stock, (ii) amend, change, alter, modify or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or the Bylaws of the Corporation, (iii) authorize, issue, or obligate itself to issue, or reclassify any existing Equity Securities into, any Equity Securities ranking in right or preference senior to or on a parity with the Series B Preferred Stock (including the authorization of additional shares of Series B Preferred Stock) with respect to dividends, distributions, liquidation, dissolution, or winding up, conversion, redemption, voting or otherwise, or (iv) amend, alter, modify or terminate any stockholders' or registration rights agreement of the Company or any other document material to the purchase of the Series B Preferred Stock.

7. HEADINGS OF SUBDIVISIONS.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

8. SEVERABILITY OF PROVISIONS.

     If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designations (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

9. STATUS OF REACQUIRED SHARES.

     Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be canceled and shall cease to be part of the authorized shares of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and its corporate seal hereunto affixed by Fredrick J. Barrett, President, and to be attested by Francis B. Barron, Secretary, to be effective as of the 8th day of July 2004.

[SEAL]

                                                  /s/ Fredrick J. Barrett
                                                  ------------------------------
                                                  Fredrick J. Barrett, President
Attest:


/s/ Francis B. Barron
--------------------------------
Francis B. Barron, Secretary

     The undersigned, Fredrick J. Barrett, President of the Corporation, hereby affirms and acknowledges, under penalties of perjury, that the signature of the undersigned on the foregoing instrument is his act and deed or the act and deed of the Corporation, and that the facts stated in the foregoing instrument are true.

                                                  /s/ Fredrick J. Barrett
                                                  ------------------------------
                                                  Fredrick J. Barrett, President

                                    * * * * *




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